CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the caption “Fund Counsel,” “Legal Matters” and “Federal Income Tax Consequences” in the Combined Proxy Statement/Prospectus and “Counsel” in the Statement of Additional Information included in Pre-Effective Amendment No. 2 to the Registration Statement (File No. 033-295196) on Form N-14 of The RBB Fund Trust, under the Securities Act of 1933, as amended. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

July 22, 2026